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                                                                   EXHIBIT 99(b)

Quarterly Financial Data from Continuing Operations        Wilco Corporation and
(Unaudited)                                                 Subsidiary Companies


                                          (in thousands of dollars except per share data)
--------------------------------------------------------------------------  --------------------------------------------------------
                                       1994(g)                                                     1993(g)
--------------------------------------------------------------------------  --------------------------------------------------------
                                                                                                                            Income
                                 Cost of Goods                 Income                      Cost of Goods     Income       (Loss) Per
  Quarter           Net Sales       Sold(a)        Income     Per Share       Net Sales       Sold(a)        (Loss)        Share(f)
--------------------------------------------------------------------------  --------------------------------------------------------
  First ........    $  465,079    $  381,302       $19,970       $ .37       $  466,917    $  388,699       $15,471         $.34
  Second .......       467,337       377,336        27,142(b)      .48(b)       449,878       370,494        11,521(c)       .23(c)
  Third ........       457,388       378,643        22,656         .40          436,269       359,888        15,658(d)       .31(d)
  Fourth .......       451,610       363,461        24,652         .45          410,022       330,645       (17,518)(e)     (.29)(e)
--------------------------------------------------------------------------  --------------------------------------------------------
                    $1,841,414    $1,500,742       $94,420       $1.70       $1,763,086    $1,449,726       $25,132         $.56
--------------------------------------------------------------------------  --------------------------------------------------------

(a)  Includes depreciation and amortization.

(b) Includes a gain of $3,133, or $.06 per common share, from the disposition of the metal finishing and metal working operations of a subsidiary.

(c) Includes a charge of $6,061, or $.11 per common share, for a provision for loss on sublease of office facilities.

(d) Includes $1,718, or $.03 per common share, as a result of the increase in the U.S. federal income tax rate.

(e) Includes a charge of $44,700, or $.81 per common share, for provisions for environmental remediation and compliance, disposition of a business, work force reduction, and other matters and a gain of $5,726, or $.11 per common share, on the sale of the operations of a subsidiary.

(f) 1993 quarterly per share amounts do not add to total for the year as each quarter and the total year are computed independently.

(g) Amounts differ from previously reported amounts due to the presentation of the Lubricants Group as a discontinued operation.

                                 Page 20 of 61
                           Exhibit Index is on page 4


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